Exhibit 10.6

December 19, 2025

BY ELECTRONIC DELIVERY

Re:	Transaction Bonus

Dear Matt:

Vitesse Systems Parent LLC (the “Company”) is pleased to inform you that in recognition of your contributions to the Company and to its direct and indirect parents and subsidiaries (collectively, the “Company Group”) and, you are eligible to receive a special one-time bonus in the amount of $800,000.00 (the “Transaction Bonus”), subject to and in accordance with the terms of this letter agreement (this “Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to such term in the Amended and Restated Limited Liability Company Agreement of TCFII NHT LLC (the “Parent”), dated as of December 26, 2018, as may be amended, restated, supplemented or otherwise modified from time to time (the “Parent LLCA”).

Transaction Bonus

Provided that you remain actively employed by the Company Group on a full-time basis in good standing through the first to occur of either (a) a Capital Transaction pursuant to which (i) 50% or more of the outstanding Class A Units and Class B Units of Parent, taken together (whether by merger or otherwise) or (ii) 50% or more of the assets of the Company Group as a whole, in each case, are sold to a third party that is not an Affiliate of the Financial Investor or any of its Affiliates or (b) an underwritten public offering involving the Company Group (a “Payment Event”), you will be eligible to receive the Transaction Bonus. The Transaction Bonus, less all legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you, will be paid to you in cash in a lump sum on or prior to the Company Group’s second regularly scheduled payroll date that is at least ten business days following the Payment Event.

Payment of the Transaction Bonus will be subject to your timely execution and non-revocation of a release of claims in favor of the Company Group and its related parties, which will be provided to you in connection with the Payment Event.

For the avoidance of doubt, if your employment with the Company Group terminates for any reason prior to the Payment Event, your entitlement to the Transaction Bonus shall be forfeited for no consideration as of the termination date and you shall have no additional rights pursuant to this Agreement.

Other Terms

This Agreement will be administered by the Board, which shall have the sole authority, in its absolute discretion, to (i) construe, interpret, and implement the terms of this Agreement, and (ii) make all other determinations deemed necessary or advisable for the administration of this Agreement. All good faith determinations of the Board on all matters relating to this Agreement or any amounts payable hereunder shall be final, binding, and conclusive absent manifest error.

There can be no assurance that any Payment Event will be completed, and any sale process may be discontinued at any time for any reason (or no reason) by the Board in its sole discretion. This Agreement does not in any way create any fiduciary or similar duty to you on the part of Company Group, the Board, or any of the officers of the Company Group, and the Board shall be free to pursue (or not pursue) any sale transaction on such terms as it may determine to be appropriate.

The Transaction Bonus is unfunded and unsecured and payable out of the general funds of the Company Group as and when amounts are payable hereunder. The Transaction Bonus under this Agreement is intended to be a “short-term deferral” that does not constitute “deferred compensation” subject to Section 409A of the Code and, accordingly, this Agreement and the payment hereunder will be interpreted and administered in a manner consistent with such intent.

Your Transaction Bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company Group and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company Group benefit plan or arrangement, unless such plan or arrangement expressly provides otherwise. Nothing in this Agreement is intended to change or modify any terms or conditions of your employment with the Company Group or to suggest any guaranteed period of continued employment with the Company Group, and your employment will at all times continue to be terminable by you or any member of the Company Group. This Agreement constitutes the entire agreement between you and any member of the Company Group with respect to the Transaction Bonus and supersedes all prior agreements, oral or in writing, between you and any member of the Company Group with respect to any sale or retention bonus.

You will not have the right to transfer, assign, pledge, alienate or create a lien, whether voluntary or involuntary, or by operation of law, upon the Transaction Bonus herein, and any attempt to transfer, assign, pledge, alienate or create a lien will be null and void ab initio and of no force and effect. This Agreement will be binding on any successor to the Company. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to rules relating to conflicts of laws.

If you agree with the terms and conditions of this Agreement, please acknowledge your agreement and acceptance of the terms and conditions of this Agreement by signing this Agreement in the space provided below and returning one copy to me as soon as possible, but no later than 15 days after the date first set forth above, and keeping one copy for your personal records.

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Very truly yours,
VITESSE SYSTEMS PARENT LLC

By:	/s/ David Stinnett
David Stinnett
President

Acknowledged and Agreed as of December 19, 2025

/s/ Matthew Alty
Matthew Alty